Exhibit 1.01
EXECUTION COPY
AMENDMENT NO. 1 TO NOTES AND NOTE PURCHASE AGREEMENT
     This AMENDMENT NO. 1 TO NOTES AND NOTE PURCHASE AGREEMENT (the “Amendment”) is entered into this 11th day of November, 2009 by and between CDC Corporation, a company organized and existing under the laws of the Cayman Islands (the “CDC” or the “Company”) and CDC Delaware Corp., a corporation organized under the laws of the State of Delaware (“CDC Delaware”), all of whom may be collectively referred to herein as the “Parties” or individually as a “Party”.
WITNESSETH
     WHEREAS, the Company issued an aggregate of $168.0 million in face value of 3.75% Senior Exchangeable Convertible Note(s) due 2011 (the “Convertible Notes”) pursuant to a Note Purchase Agreement dated November 10, 2006 (“NPA”) by and among, inter alia, the Company and certain Investors;
     WHEREAS, CDC Delaware has acquired an aggregate of $125.775 million in face value of Convertible Notes, of which $124.775 million remain issued, outstanding and held by CDC Delaware (collectively, the “CDC Delaware Notes”);
     WHEREAS, as of the date hereof, the total aggregate amount of Convertible Notes issued and outstanding is $167.0 million;
     WHEREAS, the CDC Delaware Notes represent 74.7% of the total aggregate amount of the outstanding Convertible Notes; and
     WHEREAS, CDC Delaware is the holder of a Majority in Interest of the Convertible Notes as of the date hereof.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the sufficiency of which is hereby acknowledged and agreed, the Parties agree as follows:
     Section 1. Definitions and Principles of Construction.
     1.1 Defined Terms. Any term not specifically defined herein shall have the meaning ascribed to it in the NPA or Convertible Notes, as applicable.
     Section 2. Amendments.
     2.1 The Parties hereby agree that definition of “Qualified IPO” as set forth in the NPA and Convertible Notes be, and it hereby is, amended and restated as follows:
“Qualified IPO” (i) the sale by Games or Software or any of their respective subsidiaries of its Common Shares or ordinary shares or American Depository Shares, as applicable, in a firm commitment, fully underwritten public offering through a globally recognized investment banking firm, the gross proceeds of which to the Company and any selling shareholders (before underwriting discounts, commissions and fees) equal or exceed the Minimum IPO Amount; provided, that the aggregate gross proceeds payable to all selling shareholders in such public offering does not exceed thirty percent (30%) of the total gross proceeds of such public offering, and (ii) following such offering, such Common Shares or ordinary shares or American Depository Shares, as applicable, are listed or quoted on an Eligible Market.”
     2.2 The Parties hereby agree that definition of “Minimum IPO Amount” as set forth in the

NPA and Convertible Notes be, and it hereby is, amended and restated as follows:
“Minimum IPO Amount” means US$40,000,000 or the equivalent thereof in the Listing Currency or such lesser amount consented to by Holders of at least 33.33% in outstanding aggregate principal amount of the Notes as of the date such consent is given by the Holders thereof.”
     Section 3. Effect of this Amendment.
     3.1 Effect. This Amendment is entered into to supplement, amend, and modify the NPA and Convertible Notes. This Amendment contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreements, representations, and warranties, written or oral, with respect to the same subject matter, but does not supersede the NPA or Convertible Notes, except as expressly set forth herein, and which shall continue to be effective and enforceable in accordance with their terms, as so amended.
     3.2 Effective Date. This Amendment shall be effective as of and subsequent to, the date hereof.
     3.3 Non-Consenting Noteholders. In accordance with Section 12(c) of the Convertible Notes, the amendments set forth herein shall apply to, and be binding upon, all issued and outstanding Convertible Notes, including any Convertible Notes held by a Holder who did not consent (such consent being evidenced by such Holder’s signature herein) to the amendments set forth herein.
     Section 4. Consent.
     4.1 Consent to Amendments. By signing below, CDC Delaware, as a Holder of a Majority in Interest in the Convertible Notes, expressly consents to the amendments set forth herein.
* * * * * * * *

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officer of each party hereto, and shall be effective as of the date first above written.

CDC CORPORATION

By:	/s/ Peter Yip with express authority by DN

Name:	Peter Yip
Title:	Chief Executive Officer

CDC DELAWARE CORP.

By:	/s/ Derrick D. Anderson

Name:	Derrick D. Anderson
Title:	Assistant Secretary

3